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Exhibit 10.03

Citigroup Inc.
Equity Award Agreement

        1.    Award Agreement.    Citigroup Inc. ("Citigroup") hereby grants to Vikram Pandit ("Participant"), the award summarized below, pursuant to the Citigroup 2009 Stock Incentive Plan, as amended and restated effective April 21, 2011, and as it may be further amended from time to time (the "Plan"). The terms, conditions and restrictions of your award are contained in this Equity Award Agreement, including the attached Appendix (together, the "Agreement"), and are summarized, along with additional information, in the Citigroup Deferred Stock Award prospectus dated May 17, 2011, and any applicable prospectus supplements (together, a "Prospectus"). For the award to be effective, you must accept below, acknowledging that you have received and read the Prospectus and this Agreement, including the Appendix.

        2.    Citigroup Deferred Stock Award Summary*

Award Date:	May 17, 2011
Number of Shares:	240,732
Scheduled Vesting Dates (one-third each vesting date, subject to satisfaction of specified performance objectives):	December 31, 2013
December 31, 2014
December 31, 2015

        3.    Acceptance and Agreement by Participant.    I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the Prospectus (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup's policies, as in effect from time to time, relating to the administration of the Plan. I understand that vesting is conditioned upon continuous employment with the Company, and that an Award may be cancelled if there is a break in or termination of my employment with the Company.

CITIGROUP INC.		PARTICIPANT'S SIGNATURE:
By:	/s/ PAUL MCKINNON	/s/ VIKRAM S. PANDIT
Paul McKinnon Head of Human Resources		Name: Vikram S. Pandit

*
The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, are contained in this Agreement, which includes the Appendix hereto, and are also summarized in the Prospectus. The Award is also subject to any modifications, limitations, adjustments or clawback provisions required under Company policy or legal, regulatory or governmental requirements, stock exchange listing requirements, or that are required to enable the Company to qualify for any government loan, subsidy, investment or other program.

CITIGROUP INC.
EQUITY AWARD AGREEMENT
APPENDIX

        This Appendix constitutes part of the Equity Award Agreement (the "Agreement") and is applicable to the deferred stock award (the "Award") summarized on the first page of this Agreement. This Appendix is part of the Agreement and sets forth the terms and conditions and other information applicable to the Award. The Award is denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as "shares" or "Citigroup stock"). The "Company", for purposes of this Agreement, shall mean Citigroup and its subsidiaries.

        1.    Terms and Conditions.    The terms, conditions, and restrictions of the Award are set forth below. Certain of these provisions, along with other important information, are summarized in the Citigroup Deferred Stock Award prospectus dated May 17, 2011, and any applicable prospectus supplement (together, the "Prospectus"). The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, vesting, and cancellation of the Award, restrictions on the transfer of Awards, and additional restrictions as further described below.

        By accepting an Award, Participant acknowledges that he has read and understands the Prospectus and the terms and conditions set forth in this Appendix. Participant understands that this Award and all other incentive awards granted by the Company are entirely discretionary and that no right to receive the Award, or any incentive award, exists absent a prior written agreement to the contrary.

        Participant understands that the value that may be realized from an Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are discretionary and intended to promote employee retention and stock ownership and to align employees' interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if such conditions are not satisfied.

        Any monetary value assigned to an Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant. Receipt of an Award covered by this Agreement, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

        Any actual, anticipated, or estimated financial benefit to Participant from an Award is not and shall not be deemed to be a normal or an integral part of Participant's regular or expected salary or compensation from employment for any purposes, including, but not limited to, calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements, and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

        2.    Vesting.    If conditions to vesting are satisfied, shares underlying the Award will vest on the vesting dates set forth in the Stock Award Summary (the "Scheduled Vesting Dates"), or at such earlier times as provided for upon the occurrence of events described in Section 4. The value of any fractional shares resulting from the application of the vesting schedule set forth in the Stock Award Summary will be applied to Participant's tax withholding obligations at the time of vesting. Vesting in each case is subject to receipt of the information necessary to make required any tax payments and confirmation by Citigroup that all conditions to vesting have been satisfied.

        Vesting of each tranche of the Award is conditioned on Participant's continuous employment with the Company up to and including the Scheduled Vesting Date, unless otherwise provided below. In addition, vesting will occur only if the Personnel and Compensation Committee of the Citigroup Inc. Board of Directors (the "Committee") determines prior to the applicable Scheduled Vesting Date that Participant has satisfied objectives established by the Committee in its discretion in following three areas:

          (1)   regulatory considerations (such as capital levels and ratios and the results of Company-wide risk management efforts);

          (2)   an organizational culture focused on responsible finance, conducting business with integrity and serving the Company's customers (measured through performance metrics such as opinion surveys); and

          (3)   talent development (such as the quality of succession and development plans across a broad group of senior managers).

        Before each Scheduled Vesting Date, the Committee will determine whether to vest the applicable tranche in full or cause the tranche to be entirely forfeited, based on Participant's performance in meeting discretionary criteria in these three areas. The Committee's determination whether to vest the applicable tranche will be final and binding on Participant and all other persons.

        3.    Delivery of Vested Shares; Transfer Restriction.    Vested shares shall be distributed as soon as practicable after the date of vesting, but no later than March 15 of the year following the calendar year in which the date of vesting occurs. The Company shall deduct required tax withholdings from the vested shares; thereafter the net after-tax shares will be delivered to the Company's transfer agent and will be subject to a restriction on the sale or transfer of such shares (the "Transfer Restriction") that will lapse on December 31, 2015. Shares subject to the Transfer Restriction shall remain subject to the clawback set forth in Section 4(f) hereof until the Transfer Restriction lapses.

        4.    Termination of Employment.    The vesting of the Award is conditioned upon Participant's continuous employment with the Company and/or subject to other conditions, as provided below. For all purposes related to the Award, Participant's employment shall be deemed terminated on the date of Participant's "separation from service" from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Whether a "separation from service" has occurred will be determined in accordance with the definition of such term in Treas. Reg. § 1.409A-1(h), which, unless provided otherwise by such definition (or elsewhere in this Agreement in a manner that does not conflict with such definition) shall be as of Participant's last day of active service with the Company. Additionally, in each case, whether a termination of employment or a "separation from service" has occurred will be determined without regard to any entitlement to notice, payment in lieu of notice, severance pay, termination pay, pension payment, or the equivalent that may be provided by any other plan, contract, or law.

        If Participant's continuous employment with the Company terminates or is interrupted for any reason not stated below, unvested shares will be canceled and Participant shall have no further rights of any kind with respect to unvested shares If Participant's continuous employment with the Company terminates or is interrupted for a reason stated below, Participant's rights with respect to the Award will be affected as provided below. In all cases, including those described below, vested shares shall remain subject to the Transfer Restriction as set forth in Section 3.

        (a)    Disability.    Subject to the other terms and conditions of the Award, shares subject to the Award will be eligible to vest during Participant's approved disability leave pursuant to a Company disability policy, and after a termination of Participant's employment on account of Participant's disability the unvested shares subject to the Award will be eligible to vest no later than the end of the calendar year of Participant's death, subject to the discretion of the Committee.

        (b)    Approved Personal Leave of Absence (Non-Statutory Leave).    Subject to the other terms and conditions of the Award, shares subject to the Award will be eligible to vest during the first six months of an approved personal leave of absence, provided that Participant's leave of absence was approved by the Committee in accordance with the leave of absence policies applicable to Participant (an "approved personal leave of absence"). If Participant's employment terminates for any reason specified elsewhere in this Section 4 during the first six months of an approved personal leave of absence, the Award will be treated as described in the applicable provision of this Section 4.

        (c)    Statutory Leave of Absence.    Subject to the other terms and conditions of the Award, shares subject to the Award will be eligible to vest during a leave of absence that is approved by the Committee, provided by applicable law and is taken in accordance with such law and applicable Company policy (a "statutory leave of absence").

        (d)    Death.    If Participant's employment terminates by reason of Participant's death, the unvested shares subject to the Award will be eligible to vest no later than the end of the calendar year of Participant's death, subject to the discretion of the Committee.

        (e)    Involuntary Termination for Gross Misconduct.    Notwithstanding any provisions of this Agreement to the contrary, if the Company terminates Participant's employment because of Participant's "Gross Misconduct" (as defined below), vesting of the Award shall cease, unvested shares shall be cancelled, and shares subject to the Transfer Restriction will be canceled as of date Participant's employment is terminated, and Participant shall have no further rights of any kind with respect to the Award. For purposes of this Agreement, "Gross Misconduct" means any conduct that (i) is in competition with the Company's business operations, (ii) breaches any obligation that Participant owes to the Company or Participant's duty of loyalty to the Company, (iii) is materially injurious to the Company or (iv) is otherwise determined by the Personnel and Compensation Committee of the Citigroup Board of Directors (the "Committee"), in its sole discretion, to constitute gross misconduct.

        (f)    Clawback.    The unvested shares subject to the Award will be canceled or forfeited and vested shares subject to the Transfer Restriction are subject to recovery by the Company if the Committee determines that (i) Participant received the Award based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (ii) Participant knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, or (iii) Participant materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head, or (iv) Participant's employment is terminated on account of Gross Misconduct.

        5.    Non-Transferability.    The Award, including any vested shares subject to the Transfer Restriction, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Award. During Participant's lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only.

        6.    Stockholder Rights.    Participant shall have no rights as a stockholder of Citigroup over any shares subject to the Award, unless and until Award shares vest. During the vesting period, Participant will not be entitled to receive dividend equivalent payments in respect of shares subject to the Award. Participant will be eligible to receive dividends and will have voting rights with respect to vested shares that are subject to the Transfer Restriction.

        7.    Right of Set Off.    Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with Section 409A of the Code, retain for itself funds or securities otherwise payable to Participant pursuant to this Award or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms. The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

        8.    Consent to Electronic Delivery.    In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

        9.    Plan Administration.    The Award described in this Agreement has been granted subject to the terms of the Plan, and the shares deliverable to Participant in connection with an Award will be from the shares available for grant pursuant to the terms of the Plan.

        10.    Adjustments.    In the event of any change in Citigroup's capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup's capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Award. All such adjustments shall conform to the requirements of Section 409A of the Code, to the extent applicable, and with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate any Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Award.

        11.    Taxes and Tax Residency Status.    By accepting the Award, Participant agrees to pay all applicable income and/or social taxes and file all required tax returns in all jurisdictions where

Participant is subject to tax and/or an income tax filing requirement. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of an Award, Participant acknowledges that Citigroup may (but is not required to) provide Participant alternative methods of paying the Company the minimum amount due to the appropriate tax authorities, as determined by the Company. If no choice is offered at or prior to the time of vesting, or if Participant does not make a timely election from among the choices offered, the Company will withhold a sufficient number of shares from the vested shares that are distributable to Participant to fund only the minimum amount of tax that is required to be withheld. The number of shares to be withheld will be based on the fair market value of the shares on the applicable vesting date, as determined by the Company. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his income tax residency status and the number and location of workdays outside his country of income tax residency from the date of an Award until the vesting of an Award and the subsequent sale of any shares received in connection with an Award. By accepting the Award, Participant also agrees to provide, upon request, information about his tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

        12.    Entire Agreement; No Right to Employment.    The Prospectus and this Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, or in any Prospectus shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

        13.    Amendment.    The Committee may, in its sole discretion, modify, amend, terminate or suspend the Award at any time, except that no termination, suspension, modification or amendment of the Award shall (i) cause the Award to become subject to, or violate, Sections 409A and 457A of the Code, or (ii) except as provided in Section 14(a) or 15 of this Agreement or Section 21 of the Plan, adversely affect Participant's rights with respect to the Award, as determined by the Committee, without Participant's written consent.

        14.    Section 409A.

          (a)   Participant understands that as a result of Section 409A of the Code, if Participant is a U.S. taxpayer he could be subject to adverse tax consequences if the Award and/or the Plan are not administered in accordance with the requirements of Section 409A of the Code. Citigroup may modify or amend the provisions of the Award and/or the Plan, as necessary, to conform them to the requirements of Section 409A, Section 457A, or other changes in applicable law.

          (b)   Notwithstanding any provision of this Agreement to the contrary, in the case of a deferred stock award that is subject to Section 409A of the Code, any distribution of shares otherwise provided by the terms of this Agreement to occur upon any event that would constitute a "separation from service" (within the meaning of Section 409A of the Code) to a Participant who is a "specified employee" (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant's "separation from service," shall not be made until the date which is six months from such "separation from service," or, if earlier, the date of Participant's death; and during such six-month deferral period, Participant shall not be entitled to interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

        15.    Compliance with Regulatory Requirements.    Notwithstanding any provision of this Agreement to the contrary, the Award will be subject to any modifications, limitations, adjustments or clawback provisions applicable to Participant to the extent required under any policy implemented at any time by the Company in its discretion to (i) comply with any legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental agency or authority, (ii) comply with the listing requirements of any stock exchange on which the Company's common stock is traded or (iii) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

        16.    Arbitration; Conflict; Governing Law.    Any disputes related to the Award shall be resolved by arbitration in accordance with the Company's arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Agreement, this Agreement shall control. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Award.

        17.    Disclosure Regarding Use of Personal Information and Participant's Consent.

        (a)    Definition and Use of "Personal Information."    In connection with the grant of the Award, and any other award under any equity award program of the Company, and the implementation and administration of any such program, including, without limitation, Participant's actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant's home country.

        The "personal information" that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant's name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant's beneficiaries and contact information. Participant may obtain more details regarding the access and use of his personal information, and may correct or update such information, by contacting his human resources representative or local equity coordinator.

        Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant's home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant's U.S. broker and equity account administrator and trade facilitator; (iii) Participant's U.S., regional and local employing entity and business unit management; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

        (b)    Participant's Consent.    BY ACCEPTING THIS AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT'S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY AWARDS (TO THE EXTENT HE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY AWARD, AS DESCRIBED ABOVE.

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CITIGROUP INC. EQUITY AWARD AGREEMENT APPENDIX